                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. )*


                                  Itron, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   46574110-6
                           ------------------------
                                 (CUSIP Number)


                                 August 6, 1997
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

         [ ]      Rule 13d-1(b)

         [X}      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 46574110-6                                   Page 2 of 7 pages
--------------------                                   -----------------

===============================================================================
  1      NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Houston Industries Incorporated, I.R.S. Identification No. 74-0694415 d/b/a Reliant Energy, Incorporated
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

         (a)   [ ]

         (b)   [X]
-------------------------------------------------------------------------------
  3      SEC USE ONLY

-------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
-------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
                                        -0- shares
            NUMBER OF    ------------------------------------------------------
             SHARES           6    SHARED VOTING POWER
          BENEFICIALLY                  1,502,547 shares
            OWNED BY     ------------------------------------------------------
              EACH            7    SOLE DISPOSITIVE POWER
            REPORTING                   -0- shares
             PERSON      ------------------------------------------------------
              WITH:           8    SHARED DISPOSITIVE POWER
                                        1,502,547 shares
-------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,502,547 shares

-------------------------------------------------------------------------------
  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

-------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               10.22% (based on a total number of shares outstanding as of October 31, 1998 of 14,698,021, as stated on the cover page of Itron, Inc.'s quarterly report on Form 10-Q for its quarterly period ended September 30, 1998, as filed with the Securities and Exchange Commission)
-------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
               CO

===============================================================================

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CUSIP NO. 46574110-6                                   Page 3 of 7 pages
--------------------                                   -----------------

===============================================================================
  1      NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Reliant Energy Resources Corp., (formerly
          NorAm Energy Corp.), I.R.S. Identification No. 76-0511406
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

         (a)   [ ]

         (b)   [X]
-------------------------------------------------------------------------------
  3      SEC USE ONLY

-------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
                                        -0- shares
            NUMBER OF    ------------------------------------------------------
             SHARES           6    SHARED VOTING POWER
          BENEFICIALLY                  1,502,547 shares
            OWNED BY     ------------------------------------------------------
              EACH            7    SOLE DISPOSITIVE POWER
            REPORTING                   -0- shares
             PERSON      ------------------------------------------------------
              WITH:           8    SHARED DISPOSITIVE POWER
                                        1,502,547 shares
-------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,502,547 shares

-------------------------------------------------------------------------------
  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

-------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               10.22% (based on a total number of shares outstanding as of October 31, 1998 of 14,698,021, as stated on the cover page of Itron, Inc.'s quarterly report on Form 10-Q for its quarterly period ended September 30, 1998, as filed with the Securities and Exchange Commission)
-------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
               CO

===============================================================================

CUSIP NO. 46574110-6                                   Page 4 of 7 pages
--------------------                                   -----------------

===============================================================================
  1      NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Arkla Finance Corporation, I.R.S. Identification No. 51-0347823
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

         (a)   [ ]

         (b)   [X]
-------------------------------------------------------------------------------
  3      SEC USE ONLY

-------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
                                        -0- shares
            NUMBER OF    ------------------------------------------------------
             SHARES           6    SHARED VOTING POWER
          BENEFICIALLY                  1,502,547 shares
            OWNED BY     ------------------------------------------------------
              EACH            7    SOLE DISPOSITIVE POWER
            REPORTING                   -0- shares
             PERSON      ------------------------------------------------------
              WITH:           8    SHARED DISPOSITIVE POWER
                                        1,502,547 shares
-------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,502,547 shares

-------------------------------------------------------------------------------
  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

-------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               10.22% (based on a total number of shares outstanding as of October 31, 1998 of 14,698,021, as stated on the cover page of Itron, Inc.'s quarterly report on Form 10-Q for its quarterly period ended September 30, 1998, as filed with the Securities and Exchange Commission)


-------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
               CO

===============================================================================

CUSIP NO. 46574110-6                                   Page 5 of 7 pages
--------------------                                   -----------------

ITEM 1.

  Item 1(a)    Name of Issuer:                Itron, Inc.

  Item 1(b)    Address of Issuer's
               Principal Executive Offices:   2818 North Sullivan Road
                                              Spokane, Washington 99216-1897

ITEM 2.

  Item 2(a)    Names of Persons Filing:       (i)   Houston Industries
                                                    Incorporated d/b/a Reliant
                                                    Energy, Incorporated
                                              (ii)  Reliant Energy Resources
                                                    Corp. (formerly NorAm
                                                    Energy Corp.)
                                              (iii) Arkla Finance Corporation

  Item 2(b)    Address of Principal
               Business Office or,
               if none, Residence:            (i) and (ii): 1111 Louisiana,
                                                            Houston, Texas 77002
                                              (iii): 1209 Orange Street,
                                                     Wilmington, Delaware 19801

  Item 2(c)    Citizenship:                   (i):  Texas
                                              (ii) and (iii):  Delaware

  Item 2(d)    Title of Class of Securities:  Common Stock, no par value

  Item 2(e)    CUSIP Number:                  46574110-6


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), Check WHETHER THE PERSON FILING IS A:

               (a)  [ ]    Broker or dealer registered under section 15 of the
                           Act (15 U.S.C. 78o).

               (b)  [ ]    Bank as defined in section 3(a)(6) of the Act (15
                           U.S.C. 78c).

               (c)  [ ]    Insurance company as defined in section 3(a)(19) of
                           the Act (15 U.S.C. 78c).

               (d)  [ ]    Investment company registered under section 8 of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-8).

               (e)  [ ]    An investment adviser in accordance with
                           sections 240.13d-1(b)(1)(ii)(E);

               (f)  [ ]    An employee benefit plan or endowment fund in
                           accordance with sections 240.13d-1(b)(1)(ii)(F);

               (g)  [ ]    A parent holding company or control person in
                           accordance with sections 240.13d-1(b)(ii)(G);

CUSIP NO. 46574110-6                                   Page 6 of 7 pages
--------------------                                   -----------------

               (h)  [ ]    A savings associations as defined in Section 3(b) of
                           the Federal Deposit Insurance Act (12 U.S.C. 1813);

               (i)  [ ]    A church plan that is excluded from the definition
                           of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.
                           80a-3);


               (j)  [ ]    Group, in accordance with ss.240.13d-1(b)(1)(ii)(J);

ITEM 4.        OWNERSHIP.

               (a) Amount Beneficially Owned:  1,502,547 shares*

               (b) Percent of Class:  10.22%*

               (c) Number of shares as to which such person has:

                         (i) Sole power to vote or to direct the vote: - 0 - shares*

                         (ii)  Shared power to vote or to direct the vote:
                               1,502,547 shares*

                         (iii) Sole power to dispose or to direct the
                               disposition of: - 0 - shares*

                         (iv) Shared power to dispose or to direct the disposition of: 1,502,547 shares*


               *The share amounts and the percentage figure stated in this Item
               4. are provided for each of Houston Industries Incorporated, d/b/a Reliant Energy, Incorporated, Reliant Energy Resources Corp. and Arkla Finance Corporation.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report to the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

CUSIP NO. 46574110-6                                   Page 7 of 7 pages
--------------------                                   -----------------


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               Not applicable.

ITEM 10.       CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: March 8, 1999               HOUSTON INDUSTRIES INCORPORATED
                                  d/b/a Reliant Energy, Incorporated

                                By:      /s/ MARY P. RICCIARDELLO
                                   ----------------------------------------
                                     Name:   Mary P. Ricciardello
                                     Title:  Vice President and Comptroller


                                RELIANT ENERGY RESOURCES CORP.


                                By:      /s/ MARY P. RICCIARDELLO
                                   ----------------------------------------
                                     Name:   Mary P. Ricciardello
                                     Title:  Vice President and Comptroller


                                ARKLA FINANCE CORPORATION


                                By:      /s/ MARY P. RICCIARDELLO
                                   ----------------------------------------
                                     Name:   Mary P. Ricciardello
                                     Title:  Agent



ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                 EXHIBIT INDEX

EXHIBITS
   NO.                   DESCRIPTION
--------                 -----------
Exhibit 1  --   Joint Filing Agreement dated March 8, 1999 among Houston
                Industries Incorporated d/b/a Reliant Energy, Incorporated,
                Reliant Energy Resources Corp. and  Arkla Finance Corporation